Exhibit 10.20

MASTER SERVICES AGREEMENT

This Master Services Agreement (this“Agreement”), dated as of November __, 2006 (“Effective Date”), is by and between Accretive Commerce, Inc., a Delaware corporation with a principal place of business at 13801 Reese Boulevard West, Suite 250, Huntersville, NC 28078 (“Accretive Commerce”) and Valcent Products, Inc. (“Company”), a ___________________with a principal place of business at 1057 Doniphan Park Circle
Suite H, El Paso, TX 79922.

RECITALS

WHEREAS, Company has a variety of marketing programs for the sale and/or distribution of various merchandise and a variety of promotional campaigns to enhance such marketing programs; and

WHEREAS, Accretive Commerce is a provider of various services to the direct response industry, including, but not limited to: order entry; data processing; rebate processing; sweepstakes processing; inbound telemarketing; customer service; pick, pack and ship; order fulfillment; warehousing and storage; and returns processing; and

WHEREAS, Accretive Commerce desires to provide some or all of such services to Company, as more particularly described herein; and

WHEREAS, Company desires that Accretive Commerce provide certain services in connection with the sale of certain merchandise or processing for certain promotional campaigns, and Accretive Commerce desires to provide such services to Company.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:

a.
 “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day when the Federal Reserve Bank of New York is not open (currently New Year’s Day, Birthday of Martin Luther King, Jr., Washington’s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day).

b.
“Close-Down Expense” shall mean charges from Accretive Commerce to Company relating to all activities necessary to remove Merchandise from Accretive Commerce facilities, for purging the Accretive Commerce computer system of Data and for such other activities as shall be agreed upon between Accretive Commerce and Company, including, without limitation, removal of Merchandise from racks, packing Merchandise for shipment (if necessary), preparing freight documents for shipment of Merchandise to Company’s designated destination and loading Merchandise on the trucks of Company’s designated carrier, together with the cost of any necessary supplies (collectively, the “Close-Down Services”).

c.	“Count Date” shall mean the dates, established by the parties under the terms of this Agreement, for executing a cycle count of physical inventory.

d.	“Data” shall mean the Company data being stored by Accretive Commerce in or on the Process with respect to the provision of Services under this Agreement.

e.
“Grace Period” shall mean a period commencing on the Effective Date and terminating 60 days thereafter, wherein the Company transitions onto the Process and into the facility where the Services will be performed.

f.
“Hazardous Substance” shall mean any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic or radioactive substance or other similar term by any federal, state or local environmental law, regulation or rule presently in effect or promulgated in the future, as such laws, regulations, or rules may be amended from time to time.

g.
“Imprest Fund” shall mean a segregated fund maintained by Accretive Commerce to pay certain expenses on behalf of Company, including all common carrier and other delivery service shipping costs, packing material costs, stationery expenses and other similar expenses, as specified in an applicable Statement of Work.

h.	“Initial Start-Up Fee” shall mean the fee for Start-Up Services, as specified in an applicable Statement of Work.

i.	“Inventory Shrinkage” shall mean the sum of Merchandise Inventory Shrinkage and Non-Merchandise Inventory Shrinkage.

j.
“Inventory Variance” shall mean the difference between the value of the inventory as determined from the perpetual inventory report on any Count Date and the value of the inventory established by a cycle count or physical inventory on the date the inventory was received by Accretive Commerce or the previous Count Date; provided, however, that for purposes of determining the Inventory Variance, prices shall be deemed to be constant regardless of any intermittent price changes. The value of any adjustment made at any time to the perpetual inventory report shall be added to or subtracted from, as the case may be, the Inventory Variance for the purpose of calculating Merchandise and Non-Merchandise Inventory Shrinkage.

k.	“Merchandise” shall mean products offered for sale or distribution by Company.

l.
“Merchandise Inventory Shrinkage” shall mean the quotient that results from dividing (i) Inventory Variance by (ii) the total Merchandise inventory receipts processed by Accretive Commerce during the prior 12 months.

m.
 “Non-Merchandise” shall mean paper products or other materials utilized in the Process, but that are not offered for sale by the Company, including but not limited to marketing inserts, dunnage, customized packing slips, and customized corrugate.

n.
“Non-Merchandise Inventory Shrinkage” shall mean the quotient that results from dividing (i) Inventory Variance by (ii) the total Non-Merchandise inventory receipts processed by Accretive Commerce during the prior 12 months

o.
 “Problem Merchandise” shall mean Merchandise shipped to Accretive Commerce, which in Accretive Commerce’s sole discretion, cannot be processed by Accretive Commerce without imposing an unreasonable hardship on Accretive Commerce. For illustrative purposes and without limiting the definition thereof, Problem Merchandise shall include all Merchandise that (i) arrives with insufficient paperwork, (ii) is delivered to Accretive Commerce in the absence of a delivery appointment or (iii) is faulty or damaged when delivered.

p.	“Problem Merchandise Rate” shall mean a storage rate of one and one-half times the applicable storage rate in an applicable Statement of Work.

q.
“Process” shall mean, collectively, all computer software, systems, databases, inventions, ideas, trade secrets, methods of operation, other computer-related material and all procedures and processes used by Accretive Commerce in connection with the performance of its obligations under this Agreement (including but not limited to those developed by Accretive Commerce and modifications or new programs developed by Accretive Commerce for Company).

r.
“Quarterly Forecast” shall mean a complete set of projections covering the operation of the Company’s business for the next succeeding two calendar quarters, including, by week, reasonably anticipated forecasts as to (i) number of orders, (ii) number of emails and telephone calls, (iii) number of units received and shipped and (iv) returns.

s.	“Revised Quarterly Forecast” shall mean any revision to a Quarterly Forecast or a previously delivered Revised Quarterly Forecast.

t.
“Service Levels” shall mean certain mutually agreed upon standards of performance as set forth in an applicable Statement of Work, which Accretive Commerce shall maintain in the rendering of the Services so long as Company is not in default hereunder.

u.	“Services” shall mean the services provided by Accretive Commerce hereunder, as further specified in an applicable Statement of Work.

v.	“Special Services” shall mean Services not specified in any Statement of Work, requested by Company.

w.	“Start-Up Services” shall mean those start-up Services so identified in an applicable Statement of Work.

x.
“Statement of Work” or “SOW” shall mean a document issued under this Agreement and incorporated in its entirety herein, which sets forth, without limitation, a description of services, rates and fees for Services to be performed hereunder.

y.	“Term” shall mean the Initial Term and all renewal terms, collectively.

z.	“Transaction Fees” shall mean a fee due to Accretive Commerce for the provision of Transaction Services.

aa.	“Transaction Rate” shall mean the amount of a specific fee due to Accretive Commerce for the provision of a specific Transaction Service.

bb.	“Transaction Services” shall mean Services billed to Company on a “per unit” basis, as specified in an applicable Statement of Work.

2. APPOINTMENT. Company hereby appoints Accretive Commerce as a third party provider of the Services for the Nova Skin Care System line of products sold through direct response advertising upon the terms and conditions set forth in this Agreement.

3. SERVICES. Company hereby engages Accretive Commerce to provide such Services as are described in the attached Statement of Work or future Statements of Work to be entered into between the parties, and Company shall pay for such Services as set forth herein and therein.

a.
Except as otherwise expressly permitted under this Agreement, all instruments, such as orders, acknowledgments, invoices, schedules, attachments, exhibits and the like used in conjunction with this Agreement (“Instruments”) shall be for the sole purpose of defining quantities, prices, and describing services or products to be provided hereunder, and to this extent only are incorporated as a part of this Agreement.

b.	Any modifications to a Statement of Work shall require execution of a written change order agreed to and executed by both parties to this Agreement.

c.	Accretive Commerce shall not be precluded from out-sourcing certain Services on a temporary basis, provided there is prior written consent of Company.

d.	Accretive Commerce further promises to deliver or facilitate the following and as further set forth in the Statement of Work:

i.	Status Calls will be held every week initially during start-up, and at least every other week after start-up, to discuss the program, how it is running, and any issues that may arise.

ii.	Customer Service requests from Valcent Products, Inc. will be responded to within 8 hours.

iii.
Typical order shipments will be handled within 24 hours of the order being received by Accretive Commerce (except holidays and weekends). Exceptions for credit card declines, and backordered product are acceptable.

iv.	When applicable, continuity orders need to be shipped to consumers so that they arrive at the consumers home within 3 days on either side of their requested re-order timing.

4. SERVICE LEVELS. In the event the parties agree to subject certain Services to mutually agreed upon Service Levels, such Service Levels shall be set forth in the applicable Statement of Work, provided that Service Level requirements shall not apply during the Grace Period. In circumstances where a Statement of Work does not stipulate Service Levels, Accretive Commerce shall use commercially reasonable efforts to provide Service Levels consistent with the industry norm for such Services.

5. FEES AND CHARGES. In consideration for performance of the Services during the Term, Company shall pay to Accretive Commerce the fees and charges delineated in the applicable Statement of Work. These fees and charges shall include:

a.	Initial Start-Up Fee. Company shall pay Accretive Commerce an Initial Start-Up Fee as consideration for the Start-Up Services agreed upon by the parties hereto, as set forth in the Statement of Work.

b.	Transaction Fees and Rates.

i.	Company shall pay to Accretive Commerce Transaction Fees, as set forth in the Statement of Work.

c.	Administrative Fees. Company shall pay Administrative Fees to Accretive Commerce for account management services as specified in an applicable Statement of Work upon approval of Company.

d.
Special Services. If Company requests that Accretive Commerce provide services not already defined in the Statement of Work, Company shall pay Accretive Commerce at the hourly rates specified in the applicable Statement of Work or a fixed amount mutually agreed to in writing by the parties. All requests for Special Services shall be in writing and signed by both parties.

e.
Close-Down Expenses. Upon expiration or any termination of this Agreement for any reason, Accretive Commerce shall perform the Close-Down Services, and Company shall pay the Close-Down Expenses based on the hourly rates set forth in the applicable Statement of Work (subject to any applicable CPI Adjustment). Accretive Commerce shall provide Company of estimate of such Close-Down Expenses~~,~~ prior to commencement of any Close-Down Services.

6. PAYMENT PROCEDURE.

a.	Initial Start-Up Fee. Company shall pay the Initial Start-Up Fee, if any, concurrently with the execution of this Agreement and any subsequent Statement of Work that requires a separate start-up fee.

b.	Invoices. Accretive Commerce will bill Company for these services at rates listed in the attached Statement of Work.

c.	Payment Terms.

i.
Payment terms for Initial Start-Up Fees, Transaction Fees and Hourly Rates, Minimum Charges, Administrative Services and Special Services shall be net 30 days from the date of invoice. Company shall make payments by:

1.	USPS Certified First Class mail to: PO Box 79295, City of Industry, CA 91716-9295 or,

2.	electronically to Accretive Commerce

ii.
Payment terms for Close-Down Expenses. 100% of the estimated Close-Down Expense, which Accretive Commerce shall provide to Company, must be paid 30 days before the expected date on which the Close-Down Services will be completed or before any Merchandise is removed from Accretive Commerce facility as part of the Close-Down Services, whichever is earlier. Accretive Commerce shall reconcile such advance payment against the actual Close-Down Expenses and issue Company a final invoice or refund not more than 14 days after the completion of the Close-Down Services.

d.
Security Deposit Accretive Commerce will invoice client for freight / postage charges which must be paid within terms, however, at all times during the term hereof, client must maintain on deposit with Accretive Commerce an amount sufficient to cover third party shipping / freight charges for a minimum of one month usage. Accretive Commerce has the right to adjust the amount required to be on deposit to reflect volume trends. Accretive Commerce will not ship orders if the amount of freight / postage exceeds the amount in the deposit account. Additionally, in the event that payment for services exceed agreed upon terms, Accretive Commerce retains the right, at its sole discretion, to apply available surplus deposit amounts against balance due. Upon termination of this Agreement, or removal of all client property, whichever is later, Accretive Commerce shall reimburse client all surplus amounts payable to client and retained by Accretive Commerce within fifteen (15) days of the later date.

7. IMPREST FUND. At any time during the term of this Agreement, upon the request of Accretive Commerce or at Company’s request with Accretive Commerce’s approval, Company will establish and maintain an Imprest Fund. Company and Accretive Commerce shall agree in advance upon which costs and charges are to be paid from the Imprest Fund, it being understood that such list of charges may change from time to time according to Company’s business needs and Accretive Commerce’s operations. Accretive Commerce shall pay Company costs and charges therefrom (as identified in the applicable Statement of Work or otherwise mutually agreed) so long as and to the extent that a balance remains therein. As a minimum, the Imprest Fund shall be funded by Company from time to time as needed to bring the balance of the Imprest Fund to an amount that would cover forecasted expenses for the ensuing two-week period after taking into consideration such factors as forecasted order volume, seasonality and other applicable factors. If the Imprest Fund is insufficient to cover such expenses, Accretive Commerce may, in its sole discretion: (a) pay the expenses and immediately invoice Company for the amount of expenses incurred, and such invoice amount shall be payable within five Business Days after receipt; or (b) following five Business Days after providing Company with written notice of insufficient funds in the Imprest Fund (and the Imprest Fund has not during such time been restored in full), elect not to pay the expenses, and if Accretive Commerce so elects not to pay the expenses, it shall have no liability whatsoever for any losses or liabilities incurred by Company for such nonpayment. In addition, if the Imprest Fund is being used to cover the costs of common carrier and other delivery service shipping, Accretive Commerce may suspend shipping if the available funds are insufficient to pay additional shipping charges. Accretive Commerce shall provide Company with a weekly statement setting forth the balance of, and accounting for disbursements from, the Imprest Fund.

8. INVENTORY. Company shall, at its own expense, supply Accretive Commerce at the Accretive Commerce facilities specified in the applicable Statement of Work, and maintain with Accretive Commerce, an inventory of Merchandise and Non-Merchandise materials adequate to fill orders received for Company’s Merchandise, consistent with its Quarterly Forecasts or Revised Quarterly Forecasts. Accretive Commerce shall use commercially reasonable efforts to preserve and maintain Merchandise and Non-Merchandise materials received from Company in good and marketable condition.

9. AUDITS AND MAINTAINING RECORDS.  Accretive Commerce will keep (to the extent it is part of Accretive Commerce’s business practice), during the term of this Agreement, complete and accurate books and records of all contracts, inventories, orders, copy, files, records, accounts and other documents and matters in Accretive Commerce’s possession or under its control to the extent they pertain directly to Company or any Services.  Company and its attorneys or regular certified public accountants, at Company’s expense, will have the right at any time during regular business hours upon thirty (30) business days prior written notice, to audit, examine and make extracts from all such records, including the general ledger, invoices, and any other records, including inventory levels, which Company reasonably deems appropriate to verify the accuracy of Accretive Commerce’s performance under this Agreement, including records of Accretive Commerce’s affiliates if they are directly involved in activities which are the subject of this Agreement.

10. SECURITY INTEREST AND LIENS.

a.	Company acknowledges that Accretive Commerce has a warehousemen’s statutory lien on the Merchandise, as provided for by the laws of the states in which the Merchandise is being warehoused.

11. RISK OF LOSS.

a.
All risk of loss and damage to Merchandise from any cause prior to receipt by Accretive Commerce into, and from and after the removal by common carrier from, the inventory at the Accretive Commerce Facility shall be borne by Company. Any loss or damage by fire or casualty to Merchandise on the premises of Accretive Commerce shall be borne by Company and shall not be considered Merchandise Inventory Shrinkage unless such loss or damage is due to Accretive Commerce’s negligence, theft or willful misconduct. As the sole and exclusive remedy to Company for such loss or damage to the Merchandise inventory, Accretive Commerce shall reimburse Company at Company’s net Merchandise cost as specified in an applicable Statement of Work for Merchandise Inventory Shrinkage, which calculation shall be made on 12/31/2007 and once annually on the anniversary date of the first receipt by Accretive Commerce or such other date as may be mutually agreed between the parties.

b.
All risk of loss and damage to Non-Merchandise materials from any cause prior to receipt by Accretive Commerce into, and from and after the removal by common carrier from, the inventory at the Accretive Commerce Facility shall be borne by Company. Any loss or damage by fire or casualty to Non-Merchandise materials on the premises of Accretive Commerce shall be borne by Company and shall not be considered Non-Merchandise Inventory Shrinkage. As the sole and exclusive remedy to Company for any other loss or damage to Non-Merchandise inventory, Accretive Commerce shall reimburse Company at Company’s net cost as specified in an applicable Statement of Work for Non-Merchandise Inventory Shrinkage, which calculation shall be made once annually on the anniversary date of the first receipt by Accretive Commerce or such other date as may be mutually agreed between the parties.

12. COLLECTIONS. Notwithstanding anything contained herein to the contrary, the parties acknowledge that Accretive Commerce shall not be required to make any collection efforts on Company’s behalf and shall share no risk with respect to any failure of Company to collect payment for any customer order.

13. TAXES. All fees, costs, charges and other amounts payable to Accretive Commerce hereunder for Services rendered by Accretive Commerce to Company are exclusive of applicable taxes, if any, which (other than income taxes of Accretive Commerce) are the responsibility of Company. Accretive Commerce shall calculate for each customer sale all applicable sales taxes based on information supplied by Company. A list of all the jurisdictions in which Company is required to collect sales taxes shall be included in the Statement of Work, which Company shall promptly update as required to keep such information current during the Term, and Company shall be solely responsible for the accuracy of such information. Company shall be responsible for the collection and payment of all sales taxes, the preparation and filing of all sales tax documentation and the compliance with all sales tax laws. Accretive Commerce shall have no such responsibilities for payment or collection of any such taxes unless otherwise required by law. Company shall defend, indemnify and hold harmless Accretive Commerce, employees, officers, directors, agents, successors and permitted assigns from and against any and all claims, suits, actions, debts, liabilities, damages, costs, charges and expenses, including without limitation, court costs and attorneys’ fees, arising out of or relating to Company’s failure to properly and timely file and pay applicable taxes.

14. MONETARY DEFAULT. If Company is in breach of the terms governing the payment of any fees, charges, invoices or other amounts due hereunder to Accretive Commerce, Accretive Commerce shall at its discretion (i) charge a finance charge of one and one half percent (1.5%) per month of such past due fees, charges, invoices or other amounts and (ii) upon five Business Days prior written notice, cease providing Services and performing its obligations under this Agreement and/or terminate this Agreement provided that the finance charge set forth in (i) hereof shall continue on all outstanding balances. In the event Accretive Commerce incurs any fees or costs (including without limitation, any reasonable attorneys’ fees) in collecting outstanding balances and enforcing this Agreement, Company shall be liable for all such fees and costs. If Company in good faith disputes any amount billed, Company must report to Accretive Commerce, in writing prior to the date the payment for the disputed amount is due but in no event later than fifteen Business Days after Company’s receipt of invoice, the reasons for such dispute. Accretive Commerce and Company agree to work diligently to resolve the dispute within 15 days after the receipt of such written notice by Accretive Commerce. Failure to resolve such dispute during such time period shall allow Accretive Commerce to terminate the Agreement and to seek all available remedies.

15. OTHER DEFAULTS. If either Company or Accretive Commerce believes the other party is in material breach of any of its non-monetary obligations under this Agreement as a result of any reason other than Force Majeure, the party believing that such a breach by the other party has occurred shall, within 30 days of discovery of such alleged breach, give written notice to the other party declaring a material breach of this Agreement and specifying the nature of the breach. If the alleging party fails to give written notice of an alleged material breach within 15 days of its discovery of such alleged breach, such alleging party shall lose any rights to terminate this Agreement based upon the alleged material breach. The breaching party shall have 15 days in which to cure such breach or, if such breach cannot be completely cured within 15 days, a reasonable time to cure such breach as long as the breaching party is diligently pursuing a cure for the breach.

16. FORCE MAJEURE. Neither Accretive Commerce nor Company shall be liable for any delay or failure in performance under this Agreement, any failure or delay in satisfying any warranty, representation or obligation contained herein, or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemies, acts of terrorism, war, riot, strikes, labor disputes, power outage, accidents, fire, explosions, earthquakes, floods, the elements, acts or omissions of third parties that are not subject to either party’s control, or any similar cause beyond the reasonable control of such party (a “Force Majeure”), so long as, following the cessation of such cause, such party uses its reasonable efforts to resume its performance hereunder. If Accretive Commerce is unable to perform the Services due to a Force Majeure, then Accretive Commerce may out-source Services on a temporary basis pursuant to the Section of this Agreement entitled, Services. Force Majeure shall not be an excuse for Company not meeting any financial obligation hereunder with respect to the timely payment for services.

17. TERM AND TERMINATION.

a.
Term. The term of this Agreement shall commence upon the Effective Date and shall continue until every Statement of Work under this Agreement has expired or been terminated in accordance with the terms of this Agreement. For the Statement of Work relating to the Services for the Nova Skin Care System line of products sold through direct response advertising, this Agreement will be effective on November ____, 2006 will last one (1) year. After initial term is complete, Agreement will continue on a month-to-month basis and will terminate when Company gives Accretive Commerce thirty (30) days written notice.

b.
Termination. In addition to any other remedies available to either party, this Agreement may be terminated upon the occurrence of any of the following, provided that any amounts owing to Accretive Commerce through the date of termination (including without limitation, any Close-Down Expenses) shall be payable to Accretive Commerce notwithstanding any such termination:

i.	Monetary Default. Accretive Commerce shall have the termination rights described in the Section of this Agreement entitled Monetary Default.

ii.
Bankruptcy. Either party may terminate this Agreement, effective immediately upon giving written notice if the other party files a petition in bankruptcy or files for a reorganization or for the appointment of a receiver or trustee of all or substantially all of such party’s property, or makes an assignment or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against the other party which is not discharged within 60 days thereafter.

iii.
Non-Monetary Default. A material default by either party pursuant to the Section entitled Other Defaults under this Agreement, which is not cured within the time periods stated therein, shall entitle the non-breaching party to terminate the Agreement upon written notice.

18. REPRESENTATIONS AND WARRANTIES.

a.	Accretive Commerce and Company. Accretive Commerce and Company each hereby individually represent and warrant that:

i.
Its execution, delivery and performance of this Agreement (1) have been authorized by all necessary corporate action, (2) do not and shall not violate the terms of any law, regulation, or court order to which such party is subject or the terms of any agreement, contract or other instrument to which it is a party, and (3) are not subject to the consent or approval of any other person, firm or corporation.

ii.
This Agreement is a legal, valid, and binding obligation of Accretive Commerce and Company, as the case may be, enforceable in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to or affecting the enforcement of creditors’ rights.

iii.	It is not subject to any pending or threatened litigation or governmental action that could interfere with its performance of its obligations hereunder.

b.	Company. Company hereby represents and warrants that:

i.
It has and will maintain during the term of this Agreement, all necessary authority from all of the corporations, partnerships and individuals whose products are offered for sale by Company, to use their trademarks, service marks and other intellectual property for the purposes of conducting Company’s business. Company’s business as conducted, or as currently outlined herein to be conducted by Accretive Commerce on behalf of Company, does not and will not cause Company or Accretive Commerce to infringe or violate any patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity.

ii.	Its assets exceed its liabilities, it is able to pay its debts as they mature, and that it is adequately capitalized.

19. INDEMNIFICATION.

a.
Accretive Commerce shall indemnify, defend and hold Company harmless from and against any and all claims, suits, actions, debts, damages, injuries, costs, charges, and expenses finally awarded, including without limitation court costs and reasonable attorneys’ fees (collectively “Company Damages”), which Company may at any time incur to the extent such Company Damages arise out of or relate to Accretive Commerce’s negligence or willful misconduct.

b.
Company shall indemnify, defend and hold Accretive Commerce harmless from and against any and all claims, suits, actions, debts, damages, injuries, costs, charges, and expenses finally awarded, including without limitation court costs and reasonable attorneys’ fees (collectively “Accretive Commerce Damages”), which Accretive Commerce may at any time incur to the extent such Accretive Commerce Damages arise out of or relate to (i) Company’s negligence or willful misconduct, (ii) use or consumption of the Merchandise, or (iii) Company’s breach of Sections 17(b)(i) or 17(b)(ii) above.

c.
The indemnification provisions of this Section 18 apply only to claims made against either party hereto by any third party and not to any claims made by either party hereto against the other. A party hereto seeking indemnity hereunder is referred to as the “Indemnified Party” and the other party to which indemnity is sought hereunder is referred to herein as the “Indemnifying Party”. An Indemnified Party under this Agreement shall with respect to claims asserted against such party by any third party, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least 15 days prior to the time that an answer or other responsive pleading or notice with respect thereto is required or ten days after notice, whichever is later. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel) and shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof with regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of:

i.
the entry of a non-appealable judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment; or

ii.
a settlement of the claim, provided that if a judgment or settlement provides that payments may be made in installments, that the indemnification payments required -to be made hereunder in connection therewith shall be payab1e in a like manner.

d.
Notwithstanding the foregoing, providing that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

20. LIMITATION OF LIABILITY.

a.
Notwithstanding any other provision of this Agreement, Accretive Commerce shall not be liable to Company for any indirect, special, incidental, punitive or consequential damages of any nature whatsoever (including but not limited to lost profits or interruption of business) regardless of the form of action, whether in contract, tort, or other legal or equitable theory (including negligence, strict liability, breach of contract or otherwise), even if Accretive Commerce has been previously notified of the possibility of such damages.

b.
Without limiting the foregoing, Accretive Commerce’s aggregate liabilities under this Agreement for any given calendar year regardless of the number of claims and the form of action, whether in contract, tort, or other legal or equitable theory (including negligence, strict liability, breach of contract or otherwise), shall be limited to direct damages in the lesser amount of: (1) payments actually received by Accretive Commerce from Company under this Agreement for such calendar year, or (2) $1,000,000

21. INSURANCE.
a.
Company agrees to maintain insurance, at its sole cost and expense, against loss or damage by fire or other casualty to Company’s Merchandise on the premises of Accretive Commerce, and against any claims and liability growing out of product liability, advertising liability or trademark or service mark, patent or copyright infringement, and to list Accretive Commerce as an additional insured thereunder.  Such insurance will be maintained with insurers (i) with rating of A-VII or better in the current Best’s Insurance Reports published by A. M. Best and (ii) that are qualified to do business in the state where the inventory is warehoused.  Attached hereto as Exhibit B is the initial Certificate of Insurance for Company reflecting such coverage. Company shall provide an updated Certificate of Insurance to Accretive Commerce each year on the anniversary of the Effective Date or upon request by Accretive Commerce.

b.
Accretive Commerce shall not be responsible for the provision or maintenance of any insurance coverage for the Merchandise or other inventory or for Company or its subsidiaries or respective businesses, products, goods and property.

22. PROCESS; INTELLECTUAL PROPERTY.

a.
Company acknowledges that Accretive Commerce owns all right, title and interest in and to, or is licensed to use, the Process and that Company has no right or interest whatsoever in such Process unless jointly developed and agreed upon in writing by both parties in advance of said joint development.

b.	Accretive Commerce acknowledges that Company owns all right, title and interest in the Data, and Accretive Commerce has no right or interest whatsoever in such Data.

c.
ACCRETIVE COMMERCE® is a registered service mark owned by Accretive Commerce. Except as set forth in Section 35 hereunder, no rights to the use of Accretive Commerce’s service marks are granted herein, and any right to use Accretive Commerce’s marks, subsequently granted, will terminate immediately upon the expiration or termination of this Agreement. If Company is subsequently granted the right to use any of Accretive Commerce’s service marks, Company shall use Accretive Commerce’s marks only and strictly in accordance with the quality control and trademark usage policies of Accretive Commerce. Failure to comply with such policies will result in termination of the right to use such marks.

d.
Except as set forth in Section 35 hereunder, no rights to use of Company’s marks are granted herein, and any right to use Company marks, subsequently granted, will terminate immediately upon the expiration or termination of this Agreement. Accretive Commerce shall use Company’s marks only and strictly in accordance with the quality control and trademark usage policies of Company. Failure to comply with such policies will result in termination of the right to use such marks.

23. TERRORISM OR HAZARDOUS SUBSTANCES.

a.
Company represents and warrants to Accretive Commerce that Company shall not generate, store or dispose of any Hazardous Substance on, under or about Accretive Commerce premises in violation of any federal, state or local environmental law, regulation or rule presently in effect or promulgated in the future as such laws, regulations, or rules may be amended from time to time, and that the Merchandise and Non-Merchandise do not contain any Hazardous Substance. Company shall indemnify, and defend, protect, and hold harmless Accretive Commerce from any claims to the extent arising out of or relating to, or alleged to arise out of or relate to, any breach of these representations and warranties.

b.
Prior to the processing of Merchandise, the Company shall give to Accretive Commerce policies and procedures to follow in the event of any acts of terrorism or consumer complaints with respect to Hazardous Substances. Provided Accretive Commerce follows such policies and procedures, Accretive Commerce shall have no liability to the Company arising from such any acts of terrorism, Hazardous Substance or consumer complaint, and the Company shall expressly defend, indemnify and hold harmless Accretive Commerce from any and all claims, damages, demands, causes of action, losses, liabilities, injuries, costs and expenses (including but not limited to reasonable attorney’s fees) arising from such an event.

24. COMPLIANCE WITH LAWS. Company and Accretive Commerce shall comply with all laws, rules and regulations, whether local, state, or federal, applicable to the sale of Merchandise and to the provision of Services, respectively.

25. CONFIDENTIALITY; NON-SOLICITATION.

a.
During the Term of this Agreement, it is anticipated that Accretive Commerce and Company will come into possession of certain proprietary information belonging to the other, including but not limited to:

i.	in the case of Company, its financial condition, marketing records, merchandising records, customer records and customer files and

ii.
in the case of Accretive Commerce, its financial condition, cost structures, staffing levels, systems information, monitoring records, customer records, customer files, processes, trade secrets, sales forecasts, general business plans and other confidential or proprietary information

iii.
all such information relating to Company or Accretive Commerce shall constitute “Confidential Information”, the party who receives the Confidential Information being the “Receiving Party”, and the party to whom such Confidential Information relates being the “Disclosing Party”.

b.
Except as permitted in connection with an out-sourcing permitted under Section 3.c, Accretive Commerce and Company agree that each will not, during the Term hereof and five (5) years thereafter, furnish, disclose, or make accessible to any third party any of the other party’s Confidential Information unless otherwise instructed by the Disclosing Party in writing; provided, however, that Confidential Information shall not include any information that:

i.	at the time of disclosure by the Disclosing Party is generally available to and known by the public other than as a result of its disclosure by such party~~,~~;

ii.
was available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement, or contractual or fiduciary obligation with the Disclosing Party; or

iii.	has been independently acquired or developed by the Receiving Party without violating any obligations under this Agreement, or of any other agreement between Company and Accretive Commerce.

c.
Accretive Commerce agrees that Company’s customer files maintained by Accretive Commerce will not be made available for use by anyone other than Company, without Company’s specific prior written permission.

d.
Company agrees that it shall not at any time during the Term or within three years after the termination or expiration of this Agreement, solicit, interfere with, employ or endeavor to entice away from Accretive Commerce (or any Accretive Commerce subsidiary or affiliate) any employee, consultant, agent or other client of Accretive Commerce.

26. NOTICES. Any and all notices and all communication provided for in this Agreement shall be given in writing. Such notices and other communications shall be deemed given when received, when delivered by hand, by confirmed facsimile transmission or when deposited in the United States Mail, Registered or certified, with proper postage prepaid, and addressed as specified in the Statement of Work, or to such other address as Accretive Commerce or Company may designate to the other in writing.

27. NON-ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, the parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any third party against either of the parties hereto. Except as permitted by Section 3.c, neither party may assign this Agreement or any rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other party, and any such attempted assignment shall be void; provided however, either party may assign this Agreement to any person, firm or corporation that purchases all or substantially all of the stock or assets of either party or to any person, firm or corporation into which or with which either party consolidates or merges and provided further that Accretive Commerce may assign this Agreement to any of its affiliates, subsidiaries, or its parent company.

28. AMENDMENTS. This Agreement shall not be modified or amended except by a written amendment specifically referencing this Agreement and signed by authorized representatives of both Accretive Commerce and Company. Except as expressly permitted herein, the terms of any Instrument shall supplement and not replace or amend the terms or provisions of this Agreement, and the terms and provisions of this Agreement shall control in the event of any conflict between such terms thereof.

29. GOVERNING LAW. This Agreement has been entered into and shall be governed, construed, and interpreted in accordance with the laws of the State of California without reference to any conflicts of law principles. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in California to resolve any disputes arising hereunder. The parties waive any objection to such forum based on lack of personal jurisdiction, forum non conveniens or otherwise.

30. RELATIONSHIP. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal/agent relationship between the parties. Except as specifically set forth herein, neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligations, express or implied, on behalf of, or for the use of the other party, and Accretive Commerce and Company shall not be obligated, separately or jointly, to any third party by virtue of this Agreement.

31. HEADINGS. The headings and section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or otherwise describe the scope or intent of the sections of this Agreement.

32. SEVERABILITY. If any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties agree to use their commercially reasonable efforts to achieve the purpose of the invalid provision by a new legally valid provision.

33. NO WAIVER. No failure, waiver or delay of either party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Any waiver by either party of a breach by the other party of any provision of this Agreement shall not imply a waiver of future compliance with the provision, and the provision shall remain in full force and effect. Notwithstanding anything to the contrary in this Agreement, all rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

34. ENTIRE AGREEMENT. This Agreement, any exhibits and addenda attached hereto, properly executed Statements of Work, orders for Special Services and properly delivered notices, contain and embody the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise made at any time between the parties or with any third party relating to the subject matter hereof which are not contained in this Agreement or in the exhibits or addenda, if any, shall be of any force or effect. In the event of a conflict between the terms of this Agreement and those of a Statement of Work, the provisions of the Statement of Work shall take precedence, but only for purposes of the services and deliverables covered in such Statement of Work.

35. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each of which when so executed shall be an original, but all of which shall constitute one and the same instrument.

36. JOINT MARKETING. Company may provide a statement to be used in an Accretive Commerce press release, which announces the choice of Accretive Commerce to provide Services. Company may authorize Accretive Commerce to use Company’s logo on the Accretive Commerce website, at tradeshows and events and on marketing collateral. Company is not obligated to allow joint marketing with Accretive Commerce but will consider it during the course of the contract; any use of Company name and/or logo must be approved in writing by Company representative. Accretive Commerce and Company may participate in other joint marketing activities, as deemed appropriate, when mutually agreed to by both companies.

37. CONSENT. Whenever this Agreement requires either party’s approval or consent, such approval or consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly empowered representatives as of the Effective Date.

Accretive Commerce, Inc. (“Accretive Commerce”)	Valcent Products, Inc. (“Company”)

By: /s/ Doug Willie	By: /s/ Eric Enciso
Name: Doug Williw	Name: Eric Enciso

Title: Division President	Title: President, Consumer Products

Date: 12/02/06	Date: 12-01-06

EXHIBIT A

STATEMENT OF WORK
For
____________________________

Accretive Commerce will provide the following services:

•	Inventory management systems for tracking parts, products and offers/upsells
•	Inventory receipt and put away within 24 hours of delivery of inventory at Accretive Commerce warehouse
•	Inventory storage
•	Integration with Company’s third party call center ImPulse and third party webstore ______________ for daily download of orders
•	Integration with _____________ payment processor for credit card, authorization & settlement
•	Printing of packing slip or shipping label and shipping approved orders direct to consumer within 24 hours of receipt via mutually agreed freight carrier on Accretive Commerce account
•	Pre-sale and post-sale customer support (including save-the-sale options) via an Accretive Commerce owned toll free number during published Accretive Commerce hours.
•	Transfer of product calls back to Company’s customer service as necessary
•	Receipt and processing of customer returned orders
•	Transmission of credit card refunds to payment processor ______________ for returned orders
•	Repacking and refurbishment of returned inventory
•	Disposal of obsolete and/or damaged inventory as approved by Company
•	Unlimited secure access to the Accretive Commerce online reporting system
•	Physical inventory upon Company request
•	Merchandise Inventory shrinkage due to Accretive Commerce’s negligence or willful misconduct will not exceed 3% (as referenced in section 11a)
•	Non-Merchandise Inventory shrinkage due to Accretive Commerce’s negligence or willful misconduct will not exceed 10% (as referenced in section 11a)

Accretive Commerce warehouse location:

12154 Montague Avenue
Pacoima, CA 91331

Accretive Commerce will charge Company the following prices for the services listed above:

Nova Skincare System Pricing
Los Angeles Facility

ACCOUNT SET-UP

1) Initial set up	$750.00

TRANSACTION PRICING

Fulfillment

2) Download or upload order charge	$ .05 / each
3) Credit card authorization or check processing	$ .05 / attempt
4) Order processing fees (prepackaged / ship-ready / <15 lbs.)	$ .60 / each
a) 10,000+ orders per week
b) 5,001-10,000 orders per week	$ .65 / each
c) 0-5,000 orders per week	$ .70 / each
5) Additional item order processing charges (products into shipping box or bag)
a) 10,000+ orders per week	$ .10 / each
b) 5,001-10,000 orders per week	$ .15 / each
c) 0-5,000 orders per week	$ .20 / each
6) Strapping fee (if required)	$ .15 / each
7) Additional item order processing charges (literature)
a) 10,000+ orders per week	$ .05 / each
b) 5,001-10,000 orders per week	$ .10 / each
c) 0-5,000 orders per week	$ .15 / each
8) Credit card resubmission
a) Resubmit declined cards	$ .50 / each
b) Credit to customer’s credit card	$ .50 / each
c) Credit to customer by check	$2.00 / each
9) Packaging, Material and Labor Costs (as required)	Cost + 15%
10) Order cancellation	$5.00 / order
11) Restocking/General labor	$33.00 / hour
12) Receiving
a) Floor loaded container	$150.00 / each
b) Partial container	$33.00 / hour
13) Refurbish / repack	Quoted by product
14) Inventory Storage (by month)	$12.00 / pallet
15) Return Order Processing	$1.50 / each

TRANSACTION PRICING (continued)

Customer Service

17) In / outbound telephone call / e-mail inquiry & response	$ .86 / minute
18) IVR charge	$. 25 / minute
19) Customer e-mail notification	$ .03 / each
- Includes order status and shipping notification
20) Mail response (all mail response pricing + postage)
a) Form letter	$1.00 / each
b) Custom letters	$2.00 / each
c) Postcards (client supplies card stock)	$ .25 / each
21) Fax processing - customer service inquiries	$1.00 / each
22) Data entry (i.e. check orders / rebates)	$ .75 / each
23) Merchandise return label	$1.25 / each
- RMA label printed and mailed to customer
24) Customer service center phone T-1 access	$150.00 / month

FREIGHT / SHIPPING

25) Reserve / freight account	1 month advance
- Equal or greater than one month’s expense
- Payment Terms: Services 7 days, Freight advanced, Postage Prepaid
26) Freight / postage billed as quoted
27) Rush / priority orders	$2.00 / each
28) Canada / Puerto Rico orders, international orders	$2.50 / each
29) 3rd party billing (includes consignee billing)	$2.00 / each
30) USPS Priority Mail Delivery Confirmation	$. 60 / each
a. Standard Mail “B” delivery confirmation
31) USPS Priority Mail Signature Confirmation	$1.25 / each
32) UPS Call Tags, tracing or claim	$5.00 / each

CLIENT SERVICES / IT

33) Account management (as needed)	$75.00 / hour
34) Database / program changes after initial set-up / approval	$85.00 / hour
35) Custom programming (as needed)	$150.00 / hour

Exhibit B Company’s Certificate of Insurance

To be provided prior to contract execution